Exhibit 10.7

TECHNICAL EVALUATION AGREEMENT
ON AREA VI (LANCONES BASIN)
SIGNED BETWEEN PERUPETRO, S.A. and BPZ ENERGY, INC.

        On December 12, 2003, BPZ Energy, Inc., Sucursal Perú, with the support of the parent Company, BPZ & Associates, Inc., and its subsidiary BPZ Energy, Inc., signed a contract with PERUPETRO S.A., the national Peruvian entity in charge of promoting, negotiating and executing the contracts that award rights to the private sector for evaluating, exploring and producing hydrocarbons in Perú.

Clause 1—Definitions

        Area of Agreement:    It is the area described in Annex "A" whose map is shown in Annex "B," and named Area VI, located in Northwest Peru in the Department of Piura, comprising the provinces of Talara, Sullana, Piura and Paita, and covering an area of 584,437.7 hectares (equivalent to 1,443,561.2 acres). In case of any difference between the map of Annex "B" and the description of Annex "A," the latter will prevail.

        Subscription Date:    December 12, 2003

        Parties to the Agreement:    PERUPETRO S.A. and BPZ Energy, Inc. (the Company)

        Duration of Agreement:    It is the period between the Subscription Date and the Termination Date of the Agreement.

Clause 2—Objective of the Agreement

        The present Agreement's objective is the execution of a Work Program, as established in Clause 1, for implementing and completing a detailed integrated study for evaluating the Hydrocarbon potential and identifying the zones of major prospectiveness within the Area of the Agreement.

Clause 3—Term of the Agreement

        The duration of this Agreement is twenty-four (24) months from the Date of Subscription, unless the Company (BPZ) decides in advance to exercise its First Option to negotiate and execute a License Contract, in which case the Agreement will terminate on the date the License Contract is signed.

Clause 4—Work Program

        The Work Program that the Company is committed to carry out during the period of the Technical Evaluation Agreement consists of the following:

4.1.1 Field geology (surface survey) to obtain information for:

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  Regional geologic and tectonic study of the Lancones basin

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  Review of the stratigraphy of the Cretaceous and Eocene sedimentary sections of the Lancones basin, using modern sequence-stratigraphic concepts and modeling techniques

4.1.2 Re-evaluation of existing 2-D seismic for:

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  Re-interpretation of the existing data available in digital format

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  Generation of structure maps in time and depth on key seismic reflectors

4.1.3 Integrated Evaluation, Studies consisting of:

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  Integration of data from the surface geologic survey with the data from tectonic analysis, sequence-stratigraphic modeling, and geologic and geochemical data from wells drilled previously in and around the area.

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  Proposal of a new geologic model to explain the evolution and deformation of the sedimentary section in the Lancones basin

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  Identification of the hydrocarbon potential of the Lancones basin and definition of plays, leads and exploration prospects.

        Article 4.2—At the end of the first twelve (12) months after the start of the Work Program, BPZ must make a formal presentation to PERUPETRO S.A. accompanied by a progress report on the evaluation studies of the Area, summarizing the results of the work done during this period. At the end of the term of the Agreement the Company must make a formal presentation, and should deliver to PERUPETRO S.A. A Final Report detailing the results of the technical studies and evaluation of the Area covered by the Agreement, incorporating the results of the studies carried out in compliance with the Work Program specified in Article 4.1.

        In the event that the Company exercises its First Option to negotiate and sign a License Contract in advance of the termination date of the present Agreement, and has already obtained the approval of PERUPETRO S.A., the deadlines for the final presentation and the delivery of the Final Report will be changed appropriately, with new dates and terms by mutual agreement of the Parties.

Clause 5—Guarantees

        Article 5.1.    Compliance with the obligations undertaken by the Company, as established in Clauses Four, Nine, and Ten, will be guaranteed by submittal of a solidarity bank guarantee without the benefit of exclusion, unconditional, irrevocable, and of automatic execution in Peru, issued by an entity of the financial system, duly qualified and accepted by PERUPETRO S.A. and domiciled in Peru. At the request of PERUPETRO S.A., the Company (BPZ) should substitute any guarantee already delivered and should comply with the presentation of a new guarantee within fifteen (15) Working Days following the date when PERUPETRO S.A. made its request.

        Article 5.2.    The term of the guarantee must exceed by thirty (30) Working Days the term of duration of this Agreement. The amount of the guarantee is twenty thousand and 00/100 U.S. dollars (US$ 20,000.00), as established in Annex "C," which the Company (BPZ) must deliver to PERUPETRO S.A. on the Date of Subscription of this Agreement.

Clause 6—Technical Information

        To facilitate BPZ's compliance with the obligations established in Clause 4 of the Agreement, PERUPETRO S.A. will provide, at BPZ's request, all the available technical information in the Data Bank and Technical Archives of PERUPETRO S.A. that are relevant to studies of the Area of Agreement, as well as from neighboring areas, including rock samples available from the Area of Agreement, in accordance with the current "Policy for the Management of Technical Information on Exploration and Production."

Clause 7—Rights of Company (BPZ)

        Through this Agreement PERUPETRO S.A. grants to the Company (BPZ) the right to conduct a technical evaluation of the Area of Agreement during the term of this Agreement. Similarly, the Company (BPZ) will have the right to a First Option to negotiate and sign a License Contract for Exploration and Exploitation of Hydrocarbons in all or a portion of Area VI, in accordance with Law No. 26221 "Organic Law of Hydrocarbons" which will be the main regulatory norm during the term of this agreement.

        With at least thirty (30) days of advance notice before the termination of this Agreement, the Company (BPZ) should notify PERUPETRO S.A. about its decision to exercise the First Option indicated in the preceding paragraph. Otherwise, the First Option will terminate on the date of termination of the Agreement.

        Once the notification mentioned above has been sent, the Parties should agree on a date to initiate negotiations on the License Contract, but this requires prior qualification of the Company by PERUPETRO S.A.

Clause 8—Resources and Expenses

        The Company (BPZ) should provide all the required resources, including those of a technical, financial, and economic nature necessary for executing the activities covered by this Agreement. For this purpose the Company may hire specialized service companies, reporting this action opportunely to PERUPETRO S.A.

Clause 9—Training

        The Company (BPZ) will be responsible for all the costs involved in the training outside Peru of two (2) professionals of PERUPETRO S.A., and for a period of at least fifteen (15) days each, in matters related to geology, geophysics, petroleum engineering, or any other specialty related to the activities of PERUPETRO S.A., or in the participation in an international technical event that the Parties may agree on.

        The costs to be borne by the Company include registration fees in the event or course, airline tickets, other transportation, food and lodging, taxes if applicable, and insurance.

Clause 10—Delivery of Information and Results

        PERUPETRO S.A. and the Company (BPZ) will meet every three months for the purpose of receiving from the Company a progress report on the results of the Work Program.

        On the occasion of making its presentation of the Final Report, referred to in Article 4.2 of the Agreement, the Company should deliver to PERUPETRO S.A. all the technical information and supporting data obtained, using the formats that have been designed for this purpose as part of the "Policy for the Transfer of Technical Data to the Data Bank of Perupetro." The Final Report and the data delivered to PERUPETRO S.A. will become its property and will increase the knowledge base of the Data Bank.

Clause 11—Confidentiality

        All the technical information supplied by PERUPETRO S.A. and the data obtained by the Company (BPZ) connected with the execution of this Agreement will be kept in strict confidentiality by the Company (BPZ) during the period of execution of the studies, and will be released in accordance with the "Policy for the Management of Exploration-Production Technical Information" issued by PERUPETRO S.A.

        The confidentiality of all technical information mentioned in the preceding paragraph applies to all the personnel of the Company (BPZ) and is subcontractors, and should be clearly indicated in all the contracts that the Company signs with subcontractors. Nevertheless, the Company may reveal such information in the following cases or instances:

  a.
  To an Affiliate, taking care that the Affiliate undertakes a similar confidentiality commitment

  b.
  In connection with financial operations or possible association with Affiliates or third parties, but obtaining a similar confidentiality agreement from them

  c.
  If required by law, regulations, or resolutions issued by competent authority, including without limitation: the regulations or resolutions of governmental authorities, insurance organizations, stock market institutions, with which the Company or its Affiliates are registered.

  d.
  To consultants, accountants, auditors, financiers, and professionals, as may be necessary in connection with this Agreement, but obtaining similar confidentiality agreements from them.

        In those cases in which the Company agrees to release certain reserved or confidential information to Affiliates or third parties, the confidential nature of such information should be expressly indicated to avoid being divulged, and PERUPETRO S.A. should be notified of such situation.

        For the purposes of this Agreement an Affiliate is any entity whose capital of stock shares with voting rights is the property, directly or indirectly, in a proportion greater than fifty percent (50%) of any of the Parties, or any entity or person that is the owner, directly or indirectly, of fifty percent (50%) or more of the same stock, or stockholders who own, directly or indirectly, fifty percent (50%) of the shareholders' capital with voting rights of any of the Parties to this Agreement.

        At the termination of this Agreement, PERUPETRO S.A. will have free access to all the information obtained, with the exception of information from areas where the Parties have signed a License Contract, which will be subject to the stipulations established in the respective License Contract, and in accordance with existing current legislation.

Clause 12—Solution of Controversies

        This Agreement has been negotiated, written, and signed in accordance with the laws of Peru, and its contents, interpretation, execution, and all other consequences that derive from this Agreement will be regulated by the Laws of the Republic of Peru.

        Any difference, controversy, or claim resulting from this Agreement, or related to this Agreement, such as its interpretation, compliance, resolution, termination, efficacy or validity that may arise between PERUPETRO S.A. and the Company (BPZ) will be resolved in the first place by means of a Conciliation Committee, which will be made up of three members, one designated by each Party and the third member elected by the two members chosen by the Parties.

        In the event that the controversy cannot be resolved by the Conciliation Committee, PERUPETRO S.A. and the Company (BPZ) have agreed to submit the matter to National Juridical Arbitration, which will consist of three (3) Arbitrators, to be elected from among the arbitrators listed by the National Juridical Institute of Mining and Petroleum, from which PERUPETRO S.A. and the Company will each designate one arbitrator, and the third arbitrator will be designated by the other two already designated.

        For the resolution of differences, controversy, or claim submitted to arbitration, the Arbitrators will apply the laws of the Republic of Peru.

        The final decision [laudo] of the Arbitrators is final, obligatory, and of immediate execution. Both PERUPETRO S.A. and the Company have renounced any recourse to appeal or impugn the laudo issued by the Arbitrators. The recourse to Annulment against the Arbitrators' final decision or laudo will be possible only in accordance with existing provisions of the law.

Clause 13—Responsibility

        The Company (BPZ) will be exclusively responsible for the execution of the obligations under this Agreement, and also for complying with all existing current legislation, as well as with the future laws that may be issued for the protection of the environment.

        The Company (BPZ) is responsible for any damages inflicted on PERUPETRO S.A. or any third parties, as a consequence of the work to be done to comply with the obligations imposed by this Agreement, and the Company should cover all the costs and expenses that would be required to correct or repair any damage, without prejudice against any corresponding indemnification.

Clause 14—Fortuitous Event or Force Majeur

        For the purpose of this Agreement it is understood that Fortuitous Event or Force Majeur, among others, includes the following: strikes, labor stoppage, fires, earthquakes, temblors, landslides, avalanches, flooding, hurricanes, storms, explosions, fortuitous unpredictable events, wars, guerrilla warfare, terrorist acts, sabotage, civil unrest, blockades, uncontrollable delays in transportation, impossibility of obtaining—in spite of having forecasted inadequate transportation facilities—materials and equipment, as well as licenses, permits, services, and/or any other cause, either similar or different from those specified above, which are outside either Party's reasonable control and could not have been predicted by the Party, or if it was predicted, could not be avoided.

        The Parties are not to be blamed for the non-compliance with one certain obligation, or its late, partial, or defective compliance during the period when that Party was affected by a Fortuitous Event or Force Majeur conditions, as long as it can demonstrate what the cause was that made it impossible to comply with the execution of such obligation.

        The Party affected by a Fortuitous Event or Force Majeur should notify the other Party in writing within five (5) working days following the event or cause for application of Fortuitous Event or Force Majeur conditions, and should demonstrate how it will have an effect on the execution of the relevant obligation.

        In case of partial execution, or late or defective execution, of the one obligation affected by Fortuitous Event or Force Majeur, the Parties should continue executing all the obligations of this Agreement that are not affected in any way by such situation.

        The Party affected by any of the causes mentioned above must resume compliance with the obligations and conditions under the Agreement within a reasonable period of time, as soon as the cause or causes that created such condition have disappeared.

        The period of time elapsed during the Fortuitous Event or Force Majeur occurrence will be added to the Term of the Agreement, if such situation affected the timely compliance with the obligations under the Agreement.

Clause Fifteen—Notifications

        Every notification or communication related to this Agreement will only be considered valid if it is in writing and is delivered during a working day with a registered copy or if it is received by certified mail, telegram, telex, or facsimile, and is addressed to the other Party at one of the following addresses:

PERUPETRO S.A.	PERUPETRO S.A. Gerente General Avenida Luis Aldana 320 San Borja, Lima 41, PERU Fax. No. 475-7722 or 475-9644
THE COMPANY (BPZ)	BPZ Energy, Inc., Sucursal Perú Gerente General Avenida Canaval y Moreyra 425, Ofc. 81 San Isidro, Lima 27, PERU Fax. No. 421-9759

        The Parties may change their address used for the purpose of receiving notifications or communications, but should notify the other Party of any change within five (5) working days prior to the effective day of such change.

Clause 16—Termination

        If one of the Parties does not comply with any of the obligations stipulated in this Agreement because of any cause that is not a Fortuitous Event or Force Majeur condition, then the Party that considers itself to be affected should communicate such non-compliance to the other Party and indicate its intention to terminate the Agreement at the end of a period of sixty (60) Days, unless during this grace period the non-compliance situation has been rectified or corrected, or that it can be demonstrated to the satisfaction of the notifying Party that the situation is in the process of being corrected or rectified.

        If the Party that receives a notification of non-compliance denies or questions the existence of such situation, that Party may submit the matter to Arbitration in accordance with the stipulations of Clause 12 within thirty (30) Days following the receipt of notification. In such case, the period of sixty (60) Days mentioned above will be suspended until the Arbitrators' final decision (laudo) is notified to the Parties; hence the Agreement will be terminated if having confirmed the non-compliance, the situation has not been rectified within the period agreed.

        This Agreement may be terminated before the end of the Agreement's Termination established in Clause 3, by mutual agreement of the Parties.

        In the event that the Company (BPZ) has exercised its right to the First Option referred to in Clause 7 of this Agreement, then the Agreement will terminate on the date that the License Contract is signed.

        This Agreement will be terminated legally and without any prior process in the following specific cases:

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  If the Company has not complied with the implementation of the Work Program described in Clause 4.

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  If the Letter of Guarantee referred to in Clause 5 is not currently valid and the Company has failed to deliver a new letter of Guarantee or to postpone the expiration of the existing Guarantee within fifteen (15) working days following the notification of PERUPETRO S.A.

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  If the Company (BPZ) has been declared insolvent or has been liquidated, or declared bankrupt, and a third party accepted by PERUPETRO S.A. has not assumed the obligations of the Company that has been dissolved, liquidated, or bankrupt, within a period of fifteen (15) working days.

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  If an Arbitration laudo has declared the existence of a case of non-compliance that has not been rectified in accordance with the stipulations of this Agreement, or by an Arbitration laudo that declares the Termination of the Agreement.

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  If the deadline date for the Agreement's Termination has been reached.

        Signaling agreement and total conformity with each and every one of the clauses of this Agreement, the Parties have signed it in two (2) originals on December 12, 2003.

Rodolfo Stumpfle Gerente General PERUPETRO S.A.	Rafael Zoeger Núñez Gerente General BPZ Energy, Sucursal Peru